Exhibit 99.1

FOR RELEASE AT 8:00 A.M. EDT	For further information
TUESDAY, OCTOBER 24, 2006	Media Contact:	Jay Fredericksen
904-357-9106
	Investor Contact:	Parag Bhansali
904-357-9155

Rayonier Reports Third Quarter 2006 Results

JACKSONVILLE, Fla., October 24, 2006 – Rayonier (NYSE:RYN) today reported third quarter net income of $55.0 million, or 70 cents per share. This compares to $42.8 million, or 55 cents per share, in the second quarter and $75.0 million, or 96 cents per share, in third quarter 2005.

Results included a special item gain of $5.3 million, or 7 cents per share, for prior years’ IRS audit settlements, including associated interest expense. Second quarter included a special item gain of $6.5 million, or 8 cents per share, while third quarter 2005 included three special item gains totaling $39.1 million, or 50 cents per share.

Lee Nutter, Chairman, President and CEO, said: “As expected, results were very good, reflecting the balance of our three core businesses. Particularly strong results were achieved by Performance Fibers, which continues to experience growing demand for its high-value cellulose specialties, and our Real Estate business, which closed several significant transactions – including our first participation agreement. In addition to realizing immediate proceeds from the sale, the agreement allows us to share in future revenues generated from the developed property.”

Third quarter results, excluding special items, were above the second quarter primarily due to the increased value of real estate transactions and reduced performance fibers costs, partly offset by a normal seasonal decline in Northwest timber sales volume and lower prices. Compared to third quarter 2005, earnings improved primarily due to higher real estate sales and stronger cellulose specialties prices, partly offset by lumber prices.

Sales for the third quarter of $312 million were comparable to the second quarter and $13 million above third quarter 2005.

Cash provided by operating activities of $222 million for the nine months ended September 30 was $16 million above the comparable period in 2005 primarily due to lower working capital requirements. For the same period, Cash Available for Distribution (CAD) of $146 million was $15 million below 2005 mainly due to capital spending for a major energy cost reduction project, partly offset by reduced working capital requirements. (CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.)

Debt of $556 million and a debt-to-capital ratio of 37.8 percent at quarter-end were $2 million and 0.9 percent below year-end 2005, respectively. Cash at September 30 was $169 million.

Timber

Sales of $44 million and operating income of $17 million were $17 million and $13 million below second quarter, respectively, primarily due to the normal seasonal decline in the Northwest and unfavorable volume and price in the Southeast, but were comparable to third quarter 2005.

Real Estate

Sales of $46 million and operating income of $38 million were $29 million and $27 million above second quarter, respectively, due to a significant increase in the number of higher value development acres sold, partly offset by fewer rural acres sold. Sales and operating income rose $19 million and $16 million, respectively, over third quarter 2005, due to an increase in both the quantity and per acre price of development acres sold, partially offset by fewer rural acres sold. The strong average per acre price for development property primarily was due to location.

Performance Fibers

Sales of $164 million were $2 million below second quarter but operating income increased $6 million to $21 million primarily due to improved production resulting in lower manufacturing costs, partially offset by sales mix. Compared to third quarter 2005, sales increased $4 million mainly due to higher cellulose specialties prices, partly offset by the sales mix. Operating income improved $6 million primarily due to the higher cellulose specialties prices, partly offset by energy costs.

Wood Products

Due to a dramatic drop in lumber prices, sales of $26 million and an operating loss of $3 million were $6 million and $5 million below second quarter, respectively, and $9 million and $8 million below third quarter 2005.

Other Operations

Sales of $32 million were $4 million below second quarter while essentially breakeven operating income was unchanged. Sales and operating income were basically unchanged from third quarter 2005.

Other Items

Corporate expenses of $7.1 million were comparable to second quarter and $3.1 million below third quarter 2005, primarily due to lower stock price-based incentive compensation.

Interest expense of $11.0 million was $0.9 million below second quarter primarily due to lower tax interest expense, but $1.2 million above third quarter 2005 mainly due to increased tax interest expense and higher interest rates.

Interest and other income of $3.0 million was $1.2 million above second quarter mainly due to higher interest income, but $8.9 million below third quarter 2005, largely due to an arbitration award in that quarter.

Excluding discrete items, the year-to-date effective tax rate was 14.6 percent compared to 13.9 percent for the same period in 2005 due to the absence of research and development credits. The third quarter tax expense of $2.7 million included the previously noted favorable settlement of tax audits for prior years of $4.8 million (excluding interest). Additionally, three other discrete items netted to a $0.6 million benefit in the quarter (see Schedule J for details).

Outlook

The company said it continues to expect that full year earnings will be above 2005. Fourth quarter results should be less than the third quarter (excluding special items), primarily due to lower real estate sales, but somewhat above fourth quarter 2005 because of higher cellulose specialties prices, reduced Performance Fibers costs and increased real estate sales, partly offset by weaker lumber prices.

“Although real estate and timber markets are somewhat uncertain, we remain optimistic given the mix of our businesses, their geographic breadth and the balance they provide,” Nutter said. “Global demand remains exceptionally strong for our high-value specialty cellulose products and is expected to result in significant price improvement with the completion of annual pricing negotiations under multi-year contracts. In Real Estate, we will continue to focus on maximizing the value of our diverse properties, including the pursuit of additional participation transactions. Although our Timber business has begun to feel some effects of the housing slowdown, we expect the impact will be softened somewhat by the geographical diversity of our holdings.”

About Rayonier

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. It owns, leases or manages 2.5 million acres of timber and land in the U.S., New Zealand and Australia. The company’s holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is the world’s leading producer of high-value specialty cellulose. Approximately 40 percent of the company’s sales are outside the U.S. to customers in more than 50 countries.

Except for historical information, the statements made in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements, which include statements regarding anticipated earnings, revenues, volumes, pricing, costs and other statements relating to Rayonier’s financial and operational performance, in some cases are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “anticipate” and other similar language. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements contained in this release: changes in global market trends and world events; interest rate and currency movements; fluctuations in demand for, or supply of, cellulose specialty products, absorbent materials, timber, wood products or real estate and entry of new competitors into these markets; adverse weather conditions affecting production, timber availability and sales, or distribution; changes in production costs for wood products or performance fibers, particularly for raw materials such as wood, energy and chemicals; unexpected delays in the entry into or closing of real estate sale transactions; changes in law, policy or political environment that might condition, limit or restrict the development of real estate; the ability of the company to identify and complete timberland and higher-value real estate acquisitions; the company’s ability to continue to qualify as a REIT; the ability of the company to complete tax-efficient exchanges of real estate; and implementation or revision of governmental policies and regulations affecting the environment, endangered species, timber harvesting, import and export controls or taxes, including changes in tax laws that could reduce the benefits associated with REIT status. For additional factors that could impact future results, please see the company’s most recent Form 10-K on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as may be required by law.

A conference call will be held on Tuesday, October 24, at 2:00 p.m. EDT to discuss these results. Interested parties are invited to listen to the live webcast by logging onto www.rayonier.com and following the link. Supplemental materials will be available at the website. A replay will be available on the site shortly after the call where it will be archived for one month. Also, investors may access the “listen only” conference call by dialing 913-981-5584.

For further information, visit the company’s web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

# # #

RAYONIER

FINANCIAL HIGHLIGHTS

SEPTEMBER 30, 2006 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Profitability
Sales	$312.0	$312.1	$299.5	$901.3	$864.8
Operating income	$65.7	$51.0	$51.0	$154.0	$147.2
Income from continuing operations	$55.0	$42.8	$74.9	$121.1	$151.3
Discontinued operations	$—	$—	$0.1	$—	$(24.9)
Net income	$55.0	$42.8	$75.0	$121.1	$126.4
Income per diluted common share
Continuing operations	$0.70	$0.55	$0.96	$1.55	$1.95
Net income	$0.70	$0.55	$0.96	$1.55	$1.63
Pro forma income from continuing operations (a)	$0.63	$0.47	$0.46	$1.40	$1.23
Operating income as a percent of sales	21.1%	16.3%	17.0%	17.1%	17.0%
ROE (b)	15.0%	12.9%	14.7%	15.0%	14.7%

	Nine Months Ended September 30,
	2006	2005
Capital Resources and Liquidity
Continuing operations:
Cash provided by operating activities	$222.3	$206.1
Cash used for investing activities	$(99.4)	$(77.9)
Cash used for financing activities	$(101.5)	$(150.0)
Adjusted EBITDA (c) (e)	$263.5	$275.0
Cash Available for Distribution (CAD) (d) (e)	$146.3	$161.6
(Repayment)/borrowing of debt, net	$(2.7)	$(67.8)

	09/30/06	12/31/05
Debt	$556.3	$558.5
Debt / capital	37.8%	38.7%
Cash	$168.8	$146.2
Average diluted shares outstanding (millions)	78.0	77.6

(a), (b), (c), (d) and (e), see Schedule B.

- A -

RAYONIER

FOOTNOTES FOR SCHEDULE A

SEPTEMBER 30, 2006 (unaudited)

(a)	Pro forma income from continuing operations is a non-GAAP measure. See Schedule H for reconciliation to the nearest GAAP measure.

(b)	Year-to-date percentages are annualized; major land sales are not.

(c)	Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization and the non-cash cost basis of real estate sold. Adjusted EBITDA is a non-GAAP measure of operating cash generating capacity of the Company. See reconciliation on Schedule I.

(d)	Cash Available for Distribution (CAD) is defined as cash provided by operating activities of continuing operations less capital spending, adjusted for equity based compensation amounts, proceeds from matured energy forward contracts, the tax benefits associated with certain strategic acquisitions and the change in committed cash. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and for strategic acquisitions net of associated financing. See reconciliation on Schedule H.

(e)	Management considers these measures to be important to estimate the enterprise and shareholder values of the Company as a whole and of its core segments, and for allocating capital resources. In addition, analysts, investors and creditors use these measures when analyzing the financial condition and cash generating ability of the Company.

- B -

RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

SEPTEMBER 30, 2006 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Sales	$312.0	$312.1	$299.5	$901.3	$864.8

Costs and expenses
Cost of sales	231.5	247.4	237.7	703.1	682.1
Selling and general expenses	14.5	14.4	16.9	45.1	46.7
Other operating loss/(income), net	0.3	(0.7)	(6.1)	(0.9)	(11.2)

Operating income	65.7	51.0	51.0	154.0	147.2
Gain on sale of portion of New Zealand JV	—	7.8	—	7.8	—

Income from continuing operations, including gain on sale of portion of New Zealand joint venture	65.7	58.8	51.0	161.8	147.2
Interest expense	(11.0)	(11.9)	(9.8)	(35.1)	(35.0)
Interest and other income, net	3.0	1.8	11.9	7.0	13.4

Income before taxes	57.7	48.7	53.1	133.7	125.6
Income tax (expense)/benefit	(2.7)	(5.9)	21.8	(12.6)	25.7

Income from continuing operations	$55.0	$42.8	$74.9	$121.1	$151.3
Discontinued operations, net	—	—	0.1	—	(24.9)

Net income	$55.0	$42.8	$75.0	$121.1	$126.4

Income per Common Share:
Basic
From continuing operations	$0.71	$0.56	$0.99	$1.58	$2.00

Net income	$0.71	$0.56	$0.99	$1.58	$1.67

Diluted
From continuing operations	$0.70	$0.55	$0.96	$1.55	$1.95

Net income	$0.70	$0.55	$0.96	$1.55	$1.63

Pro forma income from continuing operations (a)
Adjusted basic EPS	$0.64	$0.48	$0.47	$1.43	$1.25

Adjusted diluted EPS	$0.63	$0.47	$0.46	$1.40	$1.23

Weighted average Common Shares used for determining
Basic EPS	76,508,135	76,465,269	75,658,512	76,421,839	75,390,193

Diluted EPS	78,062,219	77,969,132	77,753,165	78,039,382	77,490,723

(a)	See Schedule H for a reconciliation to the nearest GAAP measure.

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RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)

SEPTEMBER 30, 2006 (unaudited)

(millions of dollars)

	Three Months Ended			Nine Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Sales
Timber	$44.3	$61.1	$45.5	$159.8	$151.9

Real Estate	46.3	17.8	27.6	77.2	65.9

Performance Fibers
Cellulose specialties	120.3	126.4	114.8	353.4	323.9
Absorbent materials	43.2	39.4	44.3	121.9	131.4

Total Performance Fibers	163.5	165.8	159.1	475.3	455.3

Wood Products	26.3	32.2	35.6	90.1	102.5

Other Operations	31.7	35.3	32.1	99.1	89.9

Intersegment eliminations	(0.1)	(0.1)	(0.4)	(0.2)	(0.7)

Total sales	$312.0	$312.1	$299.5	$901.3	$864.8

Operating income/(loss)
Timber	$17.1	$29.8	$16.4	$70.7	$63.2

Real Estate	37.6	10.9	21.8	58.7	47.8

Performance Fibers	21.2	15.7	15.6	47.2	46.5

Wood Products	(3.3)	2.0	4.6	1.3	13.6

Other Operations	0.1	0.4	0.6	0.1	0.4

Corporate	(7.1)	(7.1)	(10.2)	(23.7)	(26.1)

Intersegment eliminations and other (Including Corporate FX)	0.1	(0.7)	2.2	(0.3)	1.8

Total operating income	$65.7	$51.0	$51.0	$154.0	$147.2

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RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

SEPTEMBER 30, 2006 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2006	December 31, 2005
Assets
Current assets	$390.8	$354.1
Timber, timberlands and logging roads, net of depletion and amortization	906.9	927.0
Property, plant and equipment	1,392.1	1,352.4
Less - accumulated depreciation	(1,032.2)	(991.1)

	359.9	361.3

Investment in New Zealand JV	58.7	81.7
Other assets	155.7	115.0

	$1,872.0	$1,839.1

Liabilities and Shareholders’ Equity
Current liabilities	$185.9	$170.1
Deferred income taxes	25.2	32.2
Long-term debt	555.1	555.2
Non-current reserves for dispositions and discontinued operations	121.3	128.0
Other non-current liabilities	69.5	68.7
Shareholders’ equity	915.0	884.9

	$1,872.0	$1,839.1

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30, 2006	September 30, 2005
Cash provided by operating activities of continuing operations:
Income from continuing operations	$121.1	$151.3
Depreciation, depletion, amortization and non-cash cost basis of real estate sold	109.6	119.6
Other non-cash items included in income	(7.5)	(34.0)
Changes in working capital and other assets and liabilities	(0.9)	(30.8)

	222.3	206.1

Cash used for investing activities of continuing operations:
Capital expenditures, net of sales and retirements	(87.9)	(51.5)
Purchase of timberlands and properties previously leased	(30.5)	(12.9)
Proceeds from sale of portion of New Zealand JV	21.7	—
Increase in restricted cash	(3.6)	(13.5)
Proceeds from matured energy forward contracts	0.9	—

	(99.4)	(77.9)

Cash used for financing activities:
(Repayment)/borrowing of debt, net	(2.7)	(67.8)
Dividends paid	(107.8)	(93.5)
Issuance of common shares	7.0	11.3
Repurchase of common shares	(0.5)	—
Excess tax benefits from equity-based compensation*	2.5	—

	(101.5)	(150.0)

Effect of exchange rate changes on cash	1.2	(0.1)

Cash provided by discontinued operations	—	47.4

Cash and cash equivalents:
Increase in cash and cash equivalents	22.6	25.5
Balance, beginning of year	146.2	84.1

Balance, end of period	$168.8	$109.6

*	SFAS No. 123(R) requires the excess tax benefits on equity-based compensation to be included as a financing activity. Since the Company did not adopt SFAS No. 123(R) until January 1, 2006, no adjustment is required for the nine months ended September 30, 2005.

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RAYONIER

SELECTED SUPPLEMENTAL FINANCIAL DATA

SEPTEMBER 30, 2006 (unaudited)

(millions of dollars)

	Three Months Ended			Nine Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Geographical Data (Non-U.S.)
Sales
New Zealand	$8.5	$8.2	$13.1	$22.2	$36.1
Other	3.5	3.7	1.6	11.7	7.1

Total	$12.0	$11.9	$14.7	$33.9	$43.2

Operating income (loss)
New Zealand	$(0.1)	$(0.3)	$1.5	$(1.5)	$3.0
Other	(0.3)	(0.5)	(0.8)	(1.2)	(1.4)

Total	$(0.4)	$(0.8)	$0.7	$(2.7)	$1.6

Timber
Sales
Northwest U.S.	$24.4	$35.2	$18.8	$86.7	$71.1
Southeast U.S.	17.2	23.5	19.1	65.7	61.6
New Zealand	2.7	2.4	7.6	7.4	19.2

Total	$44.3	$61.1	$45.5	$159.8	$151.9

Operating income
Northwest U.S.	$12.6	$21.4	$8.8	$50.0	$41.2
Southeast U.S.	4.3	8.8	5.9	22.0	18.1
New Zealand	0.2	(0.4)	1.7	(1.3)	3.9

Total	$17.1	$29.8	$16.4	$70.7	$63.2

Adjusted EBITDA by Segment*
Timber	$27.3	$43.3	$31.0	$109.4	$107.7
Real Estate	43.9	15.5	27.0	70.9	62.1
Performance Fibers	40.9	33.1	35.2	99.4	100.9
Wood Products	(1.4)	3.8	6.4	6.7	19.0
Other Operations	0.3	0.5	1.1	0.6	1.5
Corporate and other	(6.7)	(7.9)	(0.1)	(23.5)	(16.2)

Total	$104.3	$88.3	$100.6	$263.5	$275.0

*	Adjusted EBITDA is a non-GAAP measure, see Schedule I for reconciliation to nearest GAAP measure.

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RAYONIER

SELECTED OPERATING INFORMATION

SEPTEMBER 30, 2006 (unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Timber
Northwest U.S., in millions of board feet	59	89	48	223	193
Southeast U.S., in thousands of short green tons	926	1,204	1,080	3,377	3,507

Real Estate
Acres sold
Development	4,606	7	2,411	5,357	4,937
Rural	1,426	9,613	7,930	13,699	22,107
Northwest U.S.	58	4	44	62	275

Total	6,090	9,624	10,385	19,118	27,319
Performance Fibers
Sales Volume
Cellulose specialties, in thousands of metric tons	112	121	120	337	340
Absorbent materials, in thousands of metric tons	68	63	65	196	201
Production as a percent of capacity	101.9%	99.2%	100.9%	100.1%	100.2%

Lumber
Sales volume, in millions of board feet	91	92	89	267	262

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RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

SEPTEMBER 30, 2006 (unaudited)

(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION:

	Nine Months Ended
	September 30, 2006	September 30, 2005
Cash provided by operating activities	$222.3	$206.1
Capital spending (a)	(87.9)	(51.5)
Proceeds from matured forward energy contracts	0.9	—
Decrease in committed cash	10.9	10.0
Equity based compensation adjustments	4.2	(1.0)
Like-kind exchange tax benefits on third party real estate sales (b)	(4.1)	(2.0)

Cash Available for Distribution	$146.3	$161.6

(a)	Capital spending is net of sales and retirements and excludes strategic acquisitions and dispositions.
(b)	Represents taxes that would have been paid if the Company had not completed LKE transactions.

PRO FORMA INCOME FROM CONTINUING OPERATIONS:

	Three Months Ended			Nine Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Income from Continuing Operations per Common Share
Basic EPS	$0.71	$0.56	$0.99	$1.58	$2.00

Diluted EPS	$0.70	$0.55	$0.96	$1.55	$1.95

Sale of portion of New Zealand JV
Basic EPS	—	(0.08)	—	(0.08)	—

Diluted EPS	—	(0.08)	—	(0.08)	—

IRS audit settlements including adjustment of accrued interest
Basic EPS	(0.07)	—	(0.11)	(0.07)	(0.34)

Diluted EPS	(0.07)	—	(0.10)	(0.07)	(0.32)

Tax associated with repatriation of foreign earnings
Basic EPS	—	—	(0.34)	—	(0.34)

Diluted EPS	—	—	(0.33)	—	(0.33)

Arbitration award
Basic EPS	—	—	(0.07)	—	(0.07)

Diluted EPS	—	—	(0.07)	—	(0.07)

Pro forma Income from Continuing Operations per Common Share
Adjusted basic EPS	$0.64	$0.48	$0.47	$1.43	$1.25

Adjusted diluted EPS	$0.63	$0.47	$0.46	$1.40	$1.23

- H -

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES*

SEPTEMBER 30, 2006 (unaudited)

(millions of dollars)

ADJUSTED EBITDA:

	Timber	Real Estate	Performance Fibers	Wood Products	Other Operations	Corporate and other	Total
Three Months Ended
September 30, 2006
Cash provided by operating activities	$24.7	$39.8	$37.7	$0.8	$(2.0)	$(11.8)	$89.2
Income tax expense	—	—	—	—	—	2.7	2.7
Interest, net	—	—	—	—	—	8.1	8.1
Working capital increases (decreases)	(1.3)	0.7	2.4	(2.2)	2.1	(14.8)	(13.1)
Other balance sheet changes	3.9	3.4	0.8	—	0.2	9.1	17.4

Adjusted EBITDA	$27.3	$43.9	$40.9	$(1.4)	$0.3	$(6.7)	$104.3

June 30, 2006
Cash provided by operating activities	$53.1	$18.3	$14.8	$6.3	$7.1	$(17.3)	$82.3
Income tax expense	—	—	—	—	—	5.9	5.9
Interest, net	—	—	—	—	—	9.9	9.9
Working capital increases (decreases)	(6.8)	(3.8)	18.5	(2.5)	(6.4)	(0.5)	(1.5)
Other balance sheet changes	(3.0)	1.0	(0.2)	—	(0.2)	(5.9)	(8.3)

Adjusted EBITDA	$43.3	$15.5	$33.1	$3.8	$0.5	$(7.9)	$88.3

September 30, 2005
Cash provided by operating activities	$32.0	$29.8	$19.6	$8.6	$2.5	$(9.3)	$83.2
Income tax benefit	—	—	—	—	—	(21.9)	(21.9)
Interest, net	—	—	—	—	—	5.7	5.7
Working capital increases (decreases)	(0.4)	1.0	16.3	(2.2)	(1.4)	(3.5)	9.8
Other balance sheet changes	(0.6)	(3.8)	(0.7)	—	—	28.9	23.8

Adjusted EBITDA	$31.0	$27.0	$35.2	$6.4	$1.1	$(0.1)	$100.6

Nine Months Ended
September 30, 2006
Cash provided by operating activities	$121.6	$65.6	$82.1	$7.8	$5.6	$(60.4)	$222.3
Income tax expense	—	—	—	—	—	12.6	12.6
Interest, net	—	—	—	—	—	28.0	28.0
Working capital increases (decreases)	(3.6)	1.6	16.7	(1.1)	(5.2)	(12.5)	(4.1)
Other balance sheet changes	(8.6)	3.7	0.6	—	0.2	8.8	4.7

Adjusted EBITDA	$109.4	$70.9	$99.4	$6.7	$0.6	$(23.5)	$263.5

September 30, 2005
Cash provided by operating activities	$115.1	$65.4	$74.3	$17.1	$1.0	$(66.8)	$206.1
Income tax benefit	—	—	—	—	—	(25.7)	(25.7)
Interest, net	—	—	—	—	—	29.0	29.0
Working capital increases (decreases)	(6.6)	(1.3)	27.3	1.9	(1.0)	9.6	29.9
Other balance sheet changes	(0.8)	(2.0)	(0.7)	—	1.5	37.7	35.7

Adjusted EBITDA	$107.7	$62.1	$100.9	$19.0	$1.5	$(16.2)	$275.0

*	Unusual, non-trade intercompany items between the segments have been eliminated.

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RAYONIER

RECONCILIATION OF STATUTORY INCOME TAX TO REPORTED INCOME TAX

SEPTEMBER 30, 2006 (unaudited)

(millions of dollars, except percentages)

	Three Months Ended						Nine Months Ended
	September 30, 2006		June 30, 2006		September 30, 2005		September 30, 2006		September 30, 2005
	$	%	$	%	$	%	$	%	$	%
Income tax provision at the U.S. statutory rate	$(20.2)	(35.0)	$(17.0)	(35.0)	$(18.6)	(35.0)	$(46.8)	(35.0)	$(44.0)	(35.0)
REIT income not subject to federal tax	14.4	25.0	11.4	23.4	10.4	19.6	33.8	25.3	28.8	22.9
Lost deduction on REIT interest expense and overhead expenses associated with REIT activities	(2.8)	(4.9)	(2.7)	(5.6)	(3.2)	(6.0)	(8.7)	(6.5)	(8.7)	(6.8)
Discrete items included in pretax income	—	—	—	—	4.9	6.5 *	—	—	4.9	2.2 *
Foreign, state and local income taxes, foreign exchange rate changes and permanent differences	0.5	0.7	1.5	3.2	2.3	4.3	2.3	1.6	3.5	2.8

Income tax (expense) benefit before discrete items	$(8.1)	(14.2)	$(6.8)	(14.0)	$(4.2)	(10.6)	$(19.4)	(14.6)	$(15.5)	(13.9)
Favorable IRS audit settlements	4.8	8.3	—	—	3.1	6.9 *	5.3	4.0	19.8	16.4 *
Reversal of prior year built-in gain reserve	2.8	4.9	—	—	—	—	2.8	2.1	—	—
Return to accrual adjustments	(1.2)	(2.1)	0.9	1.9	(0.1)	(0.2)	(0.3)	(0.2)	(0.1)	(0.1)
Prior year foreign tax credit reserve	(1.0)	(1.7)	—	—	—	—	(1.0)	(0.7)	—	—
U.S. tax benefit on repatriation of foreign earnings	—	—	—	—	25.8	48.6	—	—	25.8	20.5
Tax on favorable arbitration award	—	—	—	—	(3.0)	(3.9)*	—	—	(3.0)	(1.4)*
Exchange rate changes on tax on undistributed foreign earnings	—	—	—	—	0.2	0.4	—	—	1.6	1.3
Non-realizability of New Zealand tax credits on U.S. withholding tax for prior years’ intercompany note interest	—	—	—	—	—	—	—	—	(2.9)	(2.4)

Income tax (expense) benefit	$(2.7)	(4.8)	$(5.9)	(12.1)	$21.8	41.2	$(12.6)	(9.4)	$25.7	20.4

*	Adjusted for change in pretax income due to discrete items.

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